Exhibit 10(k)


                                     FORM OF
                        AMENDMENT TO SEVERANCE AGREEMENTS
                   BETWEEN BALTIMORE GAS AND ELECTRIC COMPANY
                             AND EIGHT KEY EMPLOYEES


         AMENDMENT authorized by the Board of Directors of Baltimore Gas and Electric Company (the "Board"), to the Severance Agreement made the [ ] day of [ ], by and between Baltimore Gas and Electric Company (the "Company") and [EMPLOYEE NAME]("Agreement").

                              W I T N E S S E T H:

         WHEREAS, Section 8 of the Agreement gives the Board the authority to make certain amendments to the Agreement.

         WHEREAS, the Agreement is being amended to modify the benefits provided thereunder.

         NOW, THEREFORE, the Agreement is amended effective January 15, 1999 by the Board as authorized at its January 15, 1999 meeting as follows:

         1. Section 2(a) is deleted and replaced with the following:

                  "(a) Severance Payment. The Company shall pay to the Executive an amount equal to two times the Executive's annual base salary (as in effect on the date of the Qualifying Termination, not reduced by any reduction described in Section 1.6(b) above) and Annual Award Amount. The payment shall be made in twenty-four equal monthly installments beginning on the first day of the month following the Qualifying Termination."

         2. Section 2(b) is deleted and replaced with the following:

                  "(b) Supplemental Retirement Benefits. For purposes of determining the Executive's supplemental retirement benefits which the Executive is entitled to under the Company's Executive Benefits Plan (or the supplemental retirement plan maintained by a successor

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         company), (i) the Executive's age shall be deemed equal to the greater of (A) age 55 or (B) the Executive's actual age, (ii) the Executive's service shall be deemed equal to the greater of (A) 10 or (B) the Executive's actual service plus 3, and (iii) any minimum service eligibility requirements for such benefits shall be waived."

         3. Section 2(c) is renamed Section 2(d).

         4. New Section 2(c) is added as follows:

                  "(d) Severance Health Benefits. The Company shall provide to the Executive and the Executive's family medical and dental benefits on the same basis and on the same terms as any retiree who has attained the deemed age and service used to compute supplemental retirement benefits in Section 2(b) above."


         5. Section 3(b) is deleted and replaced with the following:

                  "(b) Supplemental Retirement Benefits. For purposes of determining the Executive's supplemental retirement benefits which the Executive is entitled to under the Company's Executive Benefits Plan (or the supplemental retirement plan maintained by a successor company), (i) the Executive's service shall be deemed equal to the greater of (A) 10 or (B) the Executive's actual service, and (ii) the Early Retirement Adjustment Factor (as such term is defined in the Company's Pension Plan or within the meaning of the tax qualified retirement plan maintained by a successor company) will be one (1)."


                                    Amendment Acknowledged:

                                    Baltimore Gas and Electric Company


                                    By:  _____________________________


                                    ----------------------------------
                                    [EMPLOYEE NAME]